EXHIBIT 10.61
                                                  EXECUTION COPY


                             $150,000,000

                AMENDED AND RESTATED CREDIT AGREEMENT

                      Dated as of July 31, 1995

                                Among

                      IMC GLOBAL OPERATIONS INC.

                             as Borrower

                                 and

                           IMC GLOBAL INC.

                             as Guarantor

                                 and

                        THE BANKS NAMED HEREIN

                               as Banks

                                 and

                            CITIBANK, N.A.

        as Administrative Agent, Co-Agent, and Swing Line Bank

                                 and

                 NATIONSBANK OF NORTH CAROLINA, N.A.

                             as Co-Agent

                                 and

         COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

                             as Co-Agent
                          TABLE OF CONTENTS

                                                                   Page


                              ARTICLE I

                   DEFINITIONS AND ACCOUNTING TERMS

          1.01.  Certain Defined Terms                                1
          1.02.  Computation of Time Periods                         23
          1.03.  Accounting Terms                                    23


                              ARTICLE II

                  AMOUNTS AND TERMS OF THE ADVANCES
                      AND THE LETTERS OF CREDIT

          2.01.  The Advances                                        23
          2.02.  Making the Advances                                 24
          2.03.  Repayment                                           27
          2.04.  Optional Reduction of the Commitments               27
          2.05.  Prepayments                                         27
          2.06.  Interest                                            29
          2.07.  Fees                                                29
          2.08.  Conversion of Advances                              30
          2.09.  Increased Costs, Etc.                               31
          2.10.  Payments and Computations                           33
          2.11.  Taxes                                               34
          2.12.  Sharing of Payments, Etc.                           36
          2.13.  Letters of Credit                                   37
          2.14.  Use of Proceeds                                     41
          2.15.  Defaulting Lenders                                  42

     ARTICLE III

                        CONDITIONS OF LENDING

          3.01.  Conditions Precedent to Effectiveness of
          Sections 2.01 and 2.13.                                    44
          3.02.  Conditions Precedent to Each Borrowing and
          Issuance, Etc.                                             48
          3.03.  Determinations Under Section 3.01                   49


                              ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES

          4.01.  Representations and Warranties of the Borrower
          and the Guarantor                                          50


                              ARTICLE V

             COVENANTS OF THE BORROWER AND THE GUARANTOR

          5.01.  Affirmative Covenants                               56
          5.02.  Negative Covenants                                  61
          5.03.  Reporting Requirements                              68
          5.04.  Financial Covenants                                 72


                              ARTICLE VI

                          EVENTS OF DEFAULT

          6.01.  Events of Default                                   73
          6.02.  Actions in Respect of the Letters of Credit Upon
          Default                                                    76


                             ARTICLE VII

                               GUARANTY

          7.01.  Guaranty                                            77
          7.02.  Guaranty Absolute                                   77
          7.03.  Waiver                                              78
          7.04.  Payments Free and Clear of Taxes, Etc.              79
          7.05.  Continuing Guaranty; Assignments                    79
          7.06.  Subrogation                                         80






                             ARTICLE VIII

              THE ADMINISTRATIVE AGENT AND THE CO-AGENTS

          8.01.  Authorization and Action                            81
          8.02.  Administrative Agent's and Co-Agent's Reliance,
          Etc.                                                       81
          8.03.  Citibank, NationsBank, Rabobank and Affiliates      82
          8.04.  Lender Credit Decision                              82
          8.05.  Indemnification                                     82
          8.06.  Successor Administrative Agents and Co-Agents       83


                              ARTICLE IX

                            MISCELLANEOUS

          9.01.  Amendments, Etc.                                    84
          9.02.  Notices, Etc.                                       84
          9.03.  No Waiver; Remedies                                 85
          9.04.  Costs and Expenses                                  85
          9.05.  Right of Set-off                                    87
          9.06.  Binding Effect                                      87
          9.07.  Assignments and Participations                      87
          9.08.  Governing Law                                       90
          9.09.  Execution in Counterparts                           90
          9.10.  No Liability of the Issuing Banks                   90
          9.11.  Confidentiality                                     91
          9.12.  Effective Date Assignments; Etc.                    91
          9.13.  Waiver of Jury Trial                                93


Schedules

  Schedule I         -           Commitments and Applicable Lending
Offices

  Schedule 2.13(f)   -           Existing Letters of Credit

  Schedule 3.01(c)   -           Disclosed Litigation

  Schedule 4.01(b)   -           List of Subsidiaries

  Schedule 4.01(m)   -           Plans, Multiemployer Plans and Welfare
Plans

  Schedule 4.01(t)   -           Environmental Laws Disclosure

  Schedule 4.01(u)   -           Environmental Investigation and
Cleanup Properties

  Schedule 4.01(v)   -           Hazardous Materials Properties

  Schedule 4.01(z)   -           JV Existing Debt and Existing Debt

  Schedule 4.01(aa)  -           Material Contracts

  Schedule 4.01(bb)  -           Existing Investments

  Schedule 4.01(cc)  -           Existing Leases

  Schedule 5.02(a)   -           Existing Liens

  Schedule 5.02(e)   -           Specified Assets for Sale

  Schedule 9.12      -          Existing Lenders, Existing Issuing
                     Banks, Existing Commitments and Existing Advances



Exhibits

  Exhibit A   -  Form of Note

  Exhibit B   -  Form of Notice of Borrowing

  Exhibit C   -  Form of Assignment and Acceptance

  Exhibit D   -  Form of Opinion of New York Counsel
                   for the Borrower and the Guarantor

  Exhibit E      -    Form of Opinion of General Counsel of the
                 Borrower and the
                    Guarantor

  Exhibit F   -  Subordination Agreement

  Exhibit G-1 -  Subordinated Intercompany Note
                   ($215,000,000)

  Exhibit G-2 -  Subordinated Intercompany Note
                   ($260,000,000)

  Exhibit G-3 -  Subordinated Intercompany Note
                   ($160,000,000)

             AMENDED AND RESTATED CREDIT AGREEMENT


          AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 31, 1995 among IMC GLOBAL OPERATIONS INC., a Delaware corporation formerly known as IMC Fertilizer, Inc. (the "Borrower"), IMC GLOBAL INC., a Delaware corporation formerly known as IMC Fertilizer Group, Inc. (the "Guarantor"), the banks (the "Banks") listed on the signature pages hereof, and CITIBANK, N.A. ("Citibank"), as administrative agent (together with any successor appointed pursuant to Article VIII, the "Administrative Agent"), co-agent and Swing Line Bank (as hereinafter defined) and NATIONSBANK OF NORTH CAROLINA, N.A. ("NationsBank"), as co-agent, and COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. ("Rabobank"), as co-agent (together with Citibank and NationsBank and any successors appointed pursuant to Article VIII, the "Co-Agents") for the Lenders hereunder.

          PRELIMINARY STATEMENTS. The Borrower and the Guarantor entered into a Credit Agreement dated as of June 29, 1993 (as amended through the date hereof, the "Existing Credit Agreement") with certain lenders parties thereto (the "Existing Lenders"), Citibank, as administrative agent for the Existing Lenders, and Citibank, NationsBank and Rabobank, as co-agents. The Borrower and the Guarantor have requested that the Lenders, the Co-Agents and the Administrative Agent amend and restate the Existing Credit Agreement as hereinafter set forth, and the Lenders, the Co-Agents and the Administrative Agent have agreed to do so. The Guarantor has agreed to guarantee the due and punctual payment and performance by the Borrower of its Obligations (as hereinafter defined) to the Administrative Agent, the Co-Agents and the Lenders pursuant hereto. The Lenders have indicated their willingness to agree to lend to the Borrower an aggregate principal amount of up to $150,000,000 on the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree that as of the Effective Date, the Existing Credit
Agreement is hereby amended and restated as follows:

     ARTICLE I

                DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01.  Certain Defined Terms.  As used in this
Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Administrative Agent" has the meaning specified in the recital of parties to this Agreement.

          "Administrative Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 40548046, Account Name: WCG Loan Payment Account, Attention: Stephanie James.

          "Advance" means a Working Capital Advance, a Swing Line
     Advance or a Letter of Credit Advance.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

          "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

          "Applicable Margin" means, in the case of Base Rate Advances and Eurodollar Rate Advances, at any time a rate equal to the rate per annum set forth in the table below under the heading "Applicable Margin for Base Rate Advances" or "Applicable Margin for Eurodollar Rate Advances", as the case may be, opposite the leverage ratio (calculated as set forth in Section 5.04(c) (the "Leverage Ratio")) set forth below as calculated based on the most recent financial statements required to be delivered by the Borrower and the Guarantor pursuant to Section 5.03(b) or (c).

     Level       Leverage Ratio        Applicab    Applicable
                                          le       Margin for
                                        Margin     Eurodollar
                                         for        Advances
                                         Base
                                         Rate
                                       Advances

     Level 1     Less than or equal       0.00%          0.625%
                 to 0.4000
     Level 2     Greater than 0.4000      0.00%          0.750%
                 and less than or
                 equal to 0.4725
     Level 3     Greater than 0.4725      0.00%           1.00%
                 and less than or
                 equal to 0.4897
     Level 4     Greater than 0.4897      0.50%           1.50%
                 and less than or
                 equal to 0.5068
     Level 5     Greater than 0.5068      1.00%           2.00%

     The Applicable Margin for Swing Line Advances shall be a percentage per annum equal to the Applicable Margin in effect from time to time for Working Capital Advances that are Base Rate
     Advances less the Unused Commitment Fee Rate in effect at such time.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section
     9.07 and in substantially the form of Exhibit C hereto.

          "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

          "Bank" has the meaning specified in the recital of parties to this Agreement.

          "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

                    (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

                    (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

                    (c)  1/2 of 1% per annum above the Federal Funds
          Rate.

          "Base Rate Advance" means an Advance that bears interest as provided in Section 2.06(a)(i).

          "Borrower" has the meaning specified in the recital of parties to this Agreement.

          "Borrower's Account" means the account of the Borrower maintained by the Borrower with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 40508677.

          "Borrowing" means a Working Capital Borrowing or a Swing Line
     Borrowing.

          "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

          "Capital Stock" means any and all shares or other equivalents (however designated) of corporate stock.

          "Capitalization" means the sum of Consolidated net worth (calculated as set forth in Section 5.04(a)) plus Consolidated Funded Debt.

          "Capitalized Leases" has the meaning specified in clause (e) of the definition of Debt.

          "Cash Equivalents" means any of the following, to the extent owned by the Borrower, the Guarantor, or any of their respective Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that (i) is a Lender or a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c), (iii) is organized under the laws of the United States or any State thereof and (iv) has combined capital and surplus of at least $1 billion, (c) commercial paper in an aggregate amount of no more than $5,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's or "A-1" (or the then equivalent grade) by S&P or (d) investments in money market or mutual funds that invest primarily in Cash Equivalents of the types described in clauses (a), (b) and (c) above.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

          "Citibank" has the meaning specified in the recital of parties to this Agreement.

          "Co-Agents" has the meaning specified in the recital of parties to this Agreement.

          "Commitment" means a Working Capital Commitment or a Letter of Credit Commitment.

          "Confidential Information" means information that the Borrower or the Guarantor furnishes to the Administrative Agent, any Co-Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by the Administrative Agent, any Co-Agent or any Lender of its obligations hereunder or that is or becomes available to the Administrative Agent, such Co-Agent or such Lender from a source other than the Borrower or the Guarantor.

          "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

          "Consolidated Funded Debt" as of any date means the aggregate amount of the Funded Debt of the Guarantor and its Subsidiaries outstanding on that date.

          "Conversion", "Convert" and "Converted" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

          "Current Interest" has the meaning specified in the Section
     4.01 of the Partnership Agreement.

          "Debt" of any Person means, without duplication (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),
     (e) all Obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases ("Capitalized Leases"), (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any of its Affiliates or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person for production payments from property operated by or on behalf of such Person and other similar arrangements with respect to natural resources, (i) all Debt of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

          "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "Defaulted Advance" means, with respect to any Lender at any time, the amount of any Advance required to be made by such Lender to the Borrower pursuant to Section 2.01 at or prior to such time which has not been so made as of such time; provided, however, any Advance made by the Administrative Agent for the account of such Lender pursuant to Section 2.02(e) shall not be considered a Defaulted Advance even if, at such time, such Lender shall not have reimbursed the Administrative Agent therefor as provided in
     Section 2.02(e). In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to
     Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

          "Defaulted Amount" means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Administrative Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) any Issuing Bank pursuant to Section 2.13(c) to purchase a portion of a Letter of Credit Advance made by such Issuing Bank, (c) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender, (d) any other Lender pursuant to
     Section 2.12 to purchase any participation in Advances owing to such other Lender and (e) the Administrative Agent or any Co-Agent pursuant to Section 8.05 to reimburse the Administrative Agent or such Co-Agent, as the case may be, for such Lender's ratable share of any amount required to be paid by the Lenders to the Administrative Agent or such Co-Agent, as the case may be as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be made hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

          "Defaulting Lender" means, at any time, any Lender that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or
     (b) shall take or be the subject of any action or proceeding of a type described in Section 6.01(f).

          "Disclosed Litigation" has the meaning specified in Section
     3.01(c).

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

          "EBITDA" means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) the "JV Consolidation Adjustment" (calculated on the same basis as in the pro forma financial statements furnished to the Lenders pursuant to Section 3.01(i)(vii)), if any, and (d) depreciation, amortization and depletion expense (including, without limitation, depreciation, amortization and depletion expense relating to oil and gas-producing properties but excluding depreciation, amortization and depletion expense included in the "JV Consolidation Adjustment" referred to in clause (c) above), but excluding in any event any income, loss or expense of the Joint Venture Company attributable to Freeport (calculated based on the Current Interest then held by it in the Joint Venture Company), in each case determined in accordance with GAAP for such period.

          "Effective Date" has the meaning specified in Section 3.01.

          "Eligible Assignee" means (a) with respect to the Working Capital Facility, (i) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $250,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (iii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, so long as such bank is acting through a branch or agency located in the United States; and (iv) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $250,000,000 and (b) with respect to the Letter of Credit Facility, a Person that is an Eligible Assignee under subclause (i) or (iii) of clause (a) of this definition and is approved by the Co-Agents and the Borrower, such approval not to be unreasonably withheld; provided, however, that an Affiliate of the Borrower shall not qualify as an Eligible Assignee under clause (a) or (b) of this definition; provided further, however, that the long-term debt of any Eligible Assignee or its parent shall be rated at least "A3" (or the equivalent grade) by Moody's or "A-" (or the equivalent grade) by S&P.

          "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit including, without limitation, (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" means any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act.

          "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA Affiliate" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code.

          "ERISA Event" with respect to any Person means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of
     ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan required under Section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to
     Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.

          "Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

          "Eurodollar Rate" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to Citibank's Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

          "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.06(a)(ii).

          "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

          "Events of Default" has the meaning specified in Section
     6.01.

          "Existing Advance" means, for each Existing Lender, all of such Existing Lender's rights in and to, and all of its obligations under, the Advances (as defined in the Existing Credit Agreement) owing to it under the Existing Credit Agreement, the aggregate amount of which for each Existing Lender is set forth opposite its name on Schedule 9.12 hereto.

          "Existing Commitments" means the Existing Working Capital Commitments and the Existing Letter of Credit Commitments.

          "Existing Credit Agreement" has the meaning specified in the Preliminary Statements.

          "Existing Issuing Banks" means the Issuing Banks under and as defined in the Existing Credit Agreement.

          "Existing Lenders" has the meaning specified in the Preliminary Statements.

          "Existing Letter of Credit Commitment" means, for each Existing Issuing Bank, all of such Existing Issuing Bank's rights in and to, and all of its obligations under, the Letter of Credit Commitment (as defined in the Existing Credit Agreement) held by it under the Existing Credit Agreement, the aggregate amount of which for each Existing Issuing Bank is set forth opposite its name on Schedule 9.12 hereto.

          "Existing Letters of Credit" has the meaning specified in
     Section 2.13(f).

          "Existing Working Capital Commitment" means, for each Existing Lender, all of such Existing Lender's rights in and to, and all of its obligations under, the Working Capital Commitment (as defined in the Existing Credit Agreement) held by it under the Existing Credit Agreement, the aggregate amount of which for each Existing Lender is set forth opposite its name on Schedule 9.12 hereto.

          "Facility" means the Working Capital Facility, the Swing Line Facility or the Letter of Credit Facility.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Freeport" means Freeport-McMoRan Resource Partners, Limited Partnership, a Delaware limited partnership.

          "Funded Debt" means, with respect to any Person, all Debt of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year) from, the date of the creation thereof.

          "GAAP" has the meaning specified in Section 1.03.

          "Guarantor" has the meaning specified in the recital of parties to this Agreement.

          "Guaranty" means the Guaranty set forth in Article VII.

          "Hazardous Materials" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law.

          "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

          "IMC-Canada" means International Minerals & Chemical
     Corporation (Canada) Global Limited, a corporation incorporated under the laws of Canada.

          "IMC Partner" means IMC-Agrico GP Company, a Delaware corporation or any successor corporation otherwise permitted hereunder.

          "Indemnified Party" has the meaning specified in Section
     9.04(b).

          "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

          "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two or three months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                    (a) the Borrower may not select any Interest Period that ends after any principal repayment installment date unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date shall be at least equal to the aggregate principal amount of Advances due and payable on or prior to such date;

                    (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

                    (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                    (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (i) and (j) of the definition of "Debt" in respect of such Person.

          "Issuing Bank" means any of Citibank, NationsBank or Rabobank, as issuer of a Letter of Credit.

          "Joint Venture Agreement" means the Contribution Agreement dated as of April 5, 1993 between Freeport and the Borrower, together with all schedules and exhibits thereto, as in effect on the date hereof.

          "Joint Venture Company" means IMC-Agrico Company, a Delaware general partnership established pursuant to the terms of the Joint Venture Agreement.

          "Lenders" means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 9.07.

          "L/C Cash Collateral Account" means the interest-bearing cash collateral account maintained by the Borrower with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 40604773, in the name of the Borrower but under the sole control and dominion of the Administrative Agent and subject to the terms of this Agreement.

          "L/C Related Documents" has the meaning specified in Section
     2.13(d)(i).

          "Letter of Credit" has the meaning specified in Section
     2.13(a).

          "Letter of Credit Advance" means an advance made by any Issuing Bank or any Lender pursuant to Section 2.13(c).

          "Letter of Credit Agreement" has the meaning specified in
     Section 2.13(b).

          "Letter of Credit Commitment" means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank's name on Schedule I hereto under the caption "Letter of Credit Commitment" or, if such Issuing Bank has entered into one or more Assignments and Acceptances, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(c) as such Issuing Bank's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.04.

          "Letter of Credit Facility" means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Letter of Credit Commitments of the Issuing Banks at such time and
     (b) $40,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.04.

          "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "Loan Documents" means this Agreement, the Notes, the Subordination Agreement and each Letter of Credit Agreement.

          "Loan Parties" means the Borrower and the Guarantor.

          "Managing Partner" means IMC-Agrico MP, Inc., a Delaware corporation.

          "Margin Stock" has the meaning specified in Regulation U.

          "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of either Loan Party and its Subsidiaries taken as a whole.

          "Material Adverse Effect" means a material adverse effect on
     (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of either Loan Party and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent, any Co-Agent or any Lender under any Loan Document or (c) the ability of either Loan Party to perform its Obligations under any Loan Document or Related Document to which it is or is to be a party.

          "Material Contract" means the Joint Venture Agreement.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Multiple Employer Plan" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that
     (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "NationsBank" has the meaning specified in the recital of parties to this Agreement.

          "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset or the sale or issuance of any Debt or capital stock, any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock by any Person, the aggregate amount of cash received from time to time by or on behalf of such Person in connection with such transaction after deducting therefrom only
     (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions, to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate and (b) the amount of taxes paid or reasonably estimated to be payable in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that the amounts so deducted are properly attributable to such transaction or to the asset that is the subject thereof.

          "Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Working Capital Advances made by such Lender.

          "Notice of Borrowing" has the meaning specified in Section
     2.02(a).

          "Notice of Issuance" has the meaning specified in Section
     2.13(b)(i).

          "Notice of Swing Line Borrowing" has the meaning specified in
     Section 2.02(b).

          "Obligation" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in
     Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, reasonable attorneys' fees and disbursements, indemnities and other amounts payable by either Loan Party under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Lender, in its reasonable discretion, may elect to pay or advance on behalf of such Loan Party.

          "OECD" means the Organization for Economic Cooperation and Development.

          "Other Taxes" has the meaning specified in Section 2.11(b).

          "Partnership Agreement" means the Amended and Restated
     Partnership Agreement dated as of July 1, 1993 (as further amended and restated as of May 26, 1995) among IMC Partner, Agrico,
     Limited Partnership, the Managing Partner and the Borrower, together with all schedules and exhibits thereto, as in effect on the date hereof.

          "Payment Block" means either of the following:

                    (a)  an Event of Default pursuant to Section
          6.01(a) shall occur; or

                    (b)  an Event of Default pursuant to Section
          6.01(f) shall occur.

          "Payment Block Period" means: (i) with respect to the Event of Default described in clause (a) of the definition of "Payment Block", the period from the time such Event of Default occurs until such Event of Default has been cured or waived in writing; and (ii) with respect to the Event of Default described in clause
     (b) of the definition of "Payment Block", the period from the time such Event of Default occurs until the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents shall be paid in full to the Administrative Agent, the Co-Agents and the Lenders in cash, including the deposit of funds in an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding in the L/C Cash Collateral Account pursuant to the provisions of Section 6.02 and all other amounts specified therein.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Peril" means, collectively, fire, lightning, flood, windstorm, hail, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles and smoke and all other perils covered by the "all-risk" endorsement then in effect in the jurisdiction where insurance required pursuant to
     Section 5.01(d) is purchased.

          "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or as to which such enforcement, collection, execution, levy or foreclosure proceeding is being contested in good faith in a proper proceeding, and is not reasonably likely to have a Material Adverse Effect: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid by Section 5.01(b); (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations in an amount not to exceed $500,000 and that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

          "Person" means an individual, partnership, corporation
     (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Plan" means a Single Employer Plan or a Multiple Employer
     Plan.

          "Potash" means IMC Potash Corporation, a Delaware corporation and a wholly-owned Subsidiary of the Borrower.

          "Pre-Commitment Information" has the meaning specified in
     Section 3.01(e).

          "Preferred Stock" means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation's assets, whether by dividend or upon liquidation.

          "Prepayment Account" means the account of the Borrower maintained by the Borrower with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 40608694, Account
     Name: IMCF Prepayment Account, in the name of the Borrower but under the sole control and dominion of the Administrative Agent and subject to the terms of this Agreement.

          "Pro Rata Share" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Working Capital Commitment at such time and the denominator of which is the Working Capital Facility at such time.

          "Rabobank" has the meaning specified in the recital of parties to this Agreement.

          "Redeemable" means, with respect to any capital stock, Debt or other right or Obligation, any such right or Obligation that
     (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

          "Register" has the meaning specified in Section 9.07(c).

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Related Documents" means the Subordinated Intercompany
     Notes.

          "Relevant Subsidiary" of any Person means a Subsidiary (i) the stockholders' equity of which is $10,000,000 or more on, or at any time after, the first date on which all of the conditions in
     Article III have been satisfied or (ii) the annual revenues of which are $10,000,000 or more for the year ended June 30, 1994, or any fiscal year of the Guarantor thereafter, in each case as shown in a certificate of the chief financial officer of such Subsidiary.

          "Required Lenders" means at any time Lenders owed or holding at least 66-2/3% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, or, if no such principal amount and no Letters of Credit are outstanding at such time, Lenders holding at least 66-2/3% of the aggregate Working Capital Commitments at such time; provided, however, if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender's Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) if no Advances and no Letters of Credit are outstanding at such time, the Working Capital Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Working Capital Commitments.

          "Responsible Officer" means the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Guarantor or the Borrower or any other officer of the Guarantor or the Borrower involved principally in its financial administration or its controllership function.

          "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc.

          "Single Employer Plan" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under
     Section 4069 of ERISA in the event such plan has been or were to be terminated.

          "Subordinated Intercompany Notes" means the subordinated intercompany promissory notes made by the Borrower to the order of the Guarantor, copies of which are attached hereto as Exhibits G-1, G-2 and G-3.

          "Subordination Agreement" means the Subordination Agreement dated as of June 29, 1993 made by the Guarantor in favor of the Existing Lenders and certain other creditors of the Borrower, as amended or otherwise modified from time to time in accordance with its terms, to the extent permitted hereunder, a copy of which is attached hereto as Exhibit F.

          "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries; provided that in any event, the Joint Venture Company shall be deemed to be a Subsidiary of the Borrower and the Guarantor.

          "Swing Line Advance" means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(b) or (b) any Lender pursuant to Section 2.02(b).

          "Swing Line Bank" means Citibank.

          "Swing Line Facility" has the meaning specified in Section
     2.01(b).

          "Tax Certificate" has the meaning specified in Section
     5.03(n).

          "Taxes" has the meaning specified in Section 2.11(a).

          "Termination Date" means the earlier of July 31, 2000 and the date of termination in whole of the Commitments pursuant to
     Section 2.04 or 6.01.

          "Type" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

          "Unused Commitment Fee Rate" has the meaning specified in
     Section 2.07.

          "Unused Working Capital Commitment" means, with respect to any Lender at any time, (a) such Lender's Working Capital Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Working Capital Advances, Swing Line Advances and Letter of Credit Advances made by such Lender and outstanding at such time, plus (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.13(c) and outstanding at such time other than any such Letter of Credit Advance which, at or prior to such time, has been assigned in part to such Lender pursuant to Section 2.13(c) and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(b) and outstanding at such time.

          "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

          "Welfare Plan" means a welfare plan, as defined in Section 3(1) of ERISA.

          "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

          "Working Capital Advance" has the meaning specified in
     Section 2.01(a).

          "Working Capital Borrowing" means a borrowing consisting of simultaneous Working Capital Advances of the same Type made by the Lenders.

          "Working Capital Commitment" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Working Capital Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to
     Section 9.07(c) as such Lender's "Working Capital Commitment", as such amount may be reduced at or prior to such time pursuant to
     Section 2.04.

          "Working Capital Facility" means, at any time, the aggregate amount of the Lenders' Working Capital Commitments at such time.

          SECTION 1.02.  Computation of Time Periods.  In this
Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) ("GAAP").

     ARTICLE II

               AMOUNTS AND TERMS OF THE ADVANCES
                   AND THE LETTERS OF CREDIT

          SECTION 2.01. The Advances. (a) The Working Capital Advances. (i) Effective as of the Effective Date, each Existing Lender hereby sells and assigns all of its rights in and to, and all of its obligations under, each Existing Advance owing to it and the Existing Working Capital Commitment held by it, the amounts of which are set forth opposite its name on Schedule 9.12 hereto, to the Lenders and each Lender hereby purchases and assumes, based on such Lender's Pro Rata Share of the Working Capital Facility, all of the Existing Lenders' rights in and to, and obligations under, the Existing Advances and the Existing Working Capital Commitments.

          (ii) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "Working Capital Advance") to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount for each such Advance not to exceed such Lender's Unused Working Capital Commitment on such Business Day. Each Working Capital Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Working Capital Advances made by the Lenders ratably according to their Working Capital Commitments. Within the limits of each Lender's Unused Working Capital Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.05(a) and reborrow under this Section 2.01(a).

          (b) The Swing Line Advances. The Borrower may request the Swing Line Bank to make, and the Swing Line Bank may, if in its sole discretion it elects to do so, make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date (i) in an aggregate amount not to exceed at any time outstanding $10,000,000 (the "Swing Line Facility") and
(ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Working Capital Commitments of the Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $500,000 or an integral multiple of $250,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, so long as the Swing Line Bank, in its sole discretion, elects to make Swing Line Advances, the Borrower may borrow under this Section 2.01(b), repay pursuant to
Section 2.03(c) or prepay pursuant to Section 2.05(a) and reborrow under this Section 2.01(b).

          SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.13, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing consisting of Eurodollar Rate Advances, and the Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex, telecopier or cable. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telex, telecopier or cable, confirmed immediately in writing, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing,
(ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.06(a)(ii). Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower's Account; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank or any Issuing Bank, as the case may be, and by any other Lender and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank or such Issuing Bank, as the case may be, and such other Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

          (b) Each Swing Line Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a "Notice of Swing Line Borrowing") shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the 14th day after the requested date of such Borrowing). If, in its sole discretion, it elects to make the requested Swing Line Advance, the Swing Line Bank will make the amount thereof available to the Administrative Agent at the Administrative Agent's Account, in same day funds. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower's Account. Upon written demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Lender, such other Lender's Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. The Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Line Bank to any other Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

          (c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 and (ii) the Working Capital Advances may not be outstanding as part of more than 5 separate Borrowings.

          (d) Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

          (e) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under
Section 2.06 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

          (f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

          SECTION 2.03. Repayment. (a) Working Capital Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Working Capital Advances on the Termination Date.

          (b) Letter of Credit Advances. The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Lender that has made a Letter of Credit Advance the outstanding principal amount of each Letter of Credit Advance made by each of them on demand and in any event, on the Termination Date.

          (c) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the fourteenth day after the requested date of such Borrowing) and the Termination Date.

          SECTION 2.04. Optional Reduction of the Commitments. The Borrower may, upon at least three Business Days' notice to the Administrative Agent, terminate in whole or reduce in part the Unused Working Capital Commitments or the unused portion of the Letter of Credit Commitments; provided, however, that each partial reduction of the Working Capital Facility or the Letter of Credit Facility (i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Lenders or the Issuing Banks, as the case may be, in accordance with their Commitments with respect to the Working Capital Facility or the Letter of Credit Facility, as the case may be.

          SECTION 2.05. Prepayments. (a) Optional. The Borrower may, upon at least three Business Days' notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof or such lesser amount as may then be outstanding and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance the Borrower shall also pay any amounts owing pursuant to Section 9.04(c).

          (b) Mandatory. (i) If the Managing Partner determines, in its reasonable business judgment and otherwise in accordance with the terms of the Joint Venture Agreement, to distribute the Net Cash Proceeds from the sale, lease, transfer or other disposition of any assets (other than sales of assets in the ordinary course of business and other than sales of assets in an aggregate amount not to exceed $10,000,000 from the date hereof) of the Joint Venture Company to the equity holders of the Joint Venture Company, the Borrower shall, on the date of receipt of its portion (which shall be determined in accordance with the terms of the Joint Venture Agreement) of the Net Cash Proceeds, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings equal to the amount of such Net Cash Proceeds received by it (subject to clause (v) below).

          (ii) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Working Capital Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Working Capital Advances, (y) the Letter of Credit Advances and (z) the Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Working Capital Facility on such Business Day.

          (iii) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in such Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

          (iv) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, but without penalty or premium.

          (v) So long as no Default has occurred and is continuing, to the extent that the provisions of Section 2.05(b)(i) would otherwise require the application of any prepayment to Eurodollar Rate Advances on a date that is not the last day of the then existing Interest Period therefor, the Borrower shall have the right, in lieu of making such prepayment on such date, to deposit the amount of such prepayment in the Prepayment Account for disbursement and application in accordance with the foregoing provisions of this Section 2.05 on the last day of the then existing Interest Period for such Eurodollar Rate Advances.

          SECTION 2.06. Interest. (a) Ordinary Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

          (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (i) the Base Rate in effect from time to time plus (ii) the Applicable Margin in effect from time to time, payable in arrears monthly on the last day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

          (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (i) the Eurodollar Rate for such Interest Period for such Advance plus (ii) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period.

          (b) Default Interest. Upon the occurrence and during the continuance of a Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder which is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

          SECTION 2.07. Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders a commitment fee on the average daily Unused Working Capital Commitment of such Lender plus its Pro Rata Share of the average daily outstanding Swing Line Advances during the quarter for which such commitment fee is payable, from the date hereof in the case of each Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum (the "Unused Commitment Fee Rate") determined by reference to the Leverage Ratio in effect from time to time as set forth below:

     Level     Leverage Ratio                     Unused
                                             Commitment Fee Ra
                                             te

     Level 1   Less than or equal to 0.4000              0.250%
     Level 2   Greater than 0.4000 and less              0.250%
               than or equal to 0.4725
     Level 3   Greater than 0.4725 and less              0.250%
               than or equal to 0.4897
     Level 4   Greater than 0.4897 and less              0.375%
               than or equal to 0.5068
     Level 5   Greater than 0.5068                       0.500%

Such commitment fee shall in all cases be payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing on September 30, 1995 and on the Termination Date; provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

          (b) Administrative Agent's Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent.

          SECTION 2.08. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.09, Convert all or any portion of the Advances of one Type comprising the same Working Capital Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c) and no Conversion of any Advances shall result in more separate Working Capital Borrowings than permitted under
Section 2.02(c). Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion,
(ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

          (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

          (ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

          SECTION 2.09.  Increased Costs, Etc.  (a)  If, due to either
(i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.09 any such increased costs resulting from Taxes or Other Taxes (as to which Section 2.11 shall govern)) or of agreeing to issue or of issuing or maintaining Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.
A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of such type or the issuance or maintenance of the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder or to the issuance or maintenance of any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

          (c) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

          (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

          (e) Upon the occurrence and during the continuance of any Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

          SECTION 2.10. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

          (c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of all fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

          SECTION 2.11. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with
Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Co-Agent and the Administrative Agent, net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on such Lender, such Co-Agent or the Administrative Agent by the state or foreign jurisdiction under the laws of which such Lender, such Co-Agent or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, franchise taxes and net income taxes that are imposed on such Lender by the state or foreign jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender, any Co-Agent or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender, such Co-Agent or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

          (c) The Borrower shall indemnify each Lender, each Co-Agent and the Administrative Agent for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 2.11, paid by such Lender, such Co-Agent or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender, such Co-Agent or the Administrative Agent (as the case may be) makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder or under the Notes by the Borrower through an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

          (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide the Administrative Agent and the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in subsection (e) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection
(e)), such Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

          (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11 shall survive the payment in full of principal and interest hereunder and under the Notes.

          (h) Any Lender claiming any additional amounts payable pursuant to this Section 2.11 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

          SECTION 2.12. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (a) on account of Obligations due and payable to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender's ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          SECTION 2.13. Letters of Credit. (a) The Letter of Credit Facility. Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (together with the Existing Letters of Credit referred to in Section 2.13(f), the "Letters of Credit") for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until 60 days before the Termination Date (i) in an aggregate Available Amount for all Letters of Credit issued by such Issuing Bank not to exceed at any time such Issuing Bank's Letter of Credit Commitment and (ii) in an Available Amount for each such Letter of Credit not to exceed the lesser of (x) the Letter of Credit Facility at such time and (y) the Unused Working Capital Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 30 days before the Termination Date and one year after the date of issuance thereof. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.13(a), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.13(c) and request the issuance of additional Letters of Credit under this Section 2.13(a).

          (b) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Administrative Agent and each Lender prompt notice thereof by telex, telecopier or cable. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telex, telecopier or cable, confirmed immediately in writing, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit (a "Letter of Credit Agreement") as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit. If (x) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion and (y) it has not received notice of objection to such issuance from the Required Lenders, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

          (ii) Each Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous month and drawings during such month under all Letters of Credit issued by such Issuing Bank, (B) to each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (C) to the Administrative Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

          (c) Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon written demand by such Issuing Bank, with a copy of such demand to the Administrative Agent, each other Lender shall purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such other Lender, such other Lender's Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the Administrative Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender. The Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by an Issuing Bank to any other Lender of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such other Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or either Loan Party. If and to the extent that any Lender shall not have so made the amount of such Working Capital Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

          (d) Obligations Absolute. The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

          (i) any lack of validity or enforceability of this Agreement, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (this Agreement and all of the other foregoing being, collectively, the "L/C
     Related Documents");

          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

          (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

          (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

          (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

          (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower, the Guarantor or any other guarantor.

          (e) Compensation. (i) The Borrower shall pay to the Administrative Agent for the account of each Lender a commission on such Lender's Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time at the rate per annum determined by reference to the Leverage Ratio in effect from time to time as set forth below, payable in arrears quarterly on the last Business Day of each March, June, September and December commencing September 30, 1995 and on the Termination Date:

       Level   Leverage Ratio               Letter of Credit
                                            Fee Rate

     Level 1   Less than or equal to                      0.625%
               0.4000
     Level 2   Greater than 0.4000 and                    0.750%
               less than or equal to
               0.4725
     Level 3   Greater than 0.4725 and                     1.00%
               less than or equal to
               0.4897
     Level 4   Greater than 0.4897 and                     1.50%
               less than or equal to
               0.5068
     Level 5   Greater than 0.5068                         2.00%


          (ii) The Borrower shall pay to each Issuing Bank, for its own account, such commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

          (f) Existing Letters of Credit. Effective as of the Effective Date, (i) the "Letters of Credit" issued for the account of the Borrower by any Existing Issuing Bank pursuant to the Existing Credit Agreement (such "Letters of Credit" as are outstanding thereunder on the date hereof and set forth on Schedule 2.13(f) hereto being the "Existing Letters of Credit"), will be deemed to be Letters of Credit hereunder, (ii) the Existing Letters of Credit will no longer be Obligations outstanding under the Existing Credit Agreement and
(iii) each such Existing Issuing Bank (x) hereby sells and assigns all of its rights in and to, and all of its obligations under, the Existing Letter of Credit Commitment held by it, the amount of which is set forth opposite its name on Schedule 9.12 hereto, to the Issuing Banks, and each Issuing Bank hereby purchases and assumes, based on its pro rata share of the Letter of Credit Commitments, all of the Existing Issuing Banks' rights in and to, and obligations under, the Existing Letter of Credit Commitments and (y) will be deemed to have sold and transferred an undivided interest and participation in respect of the Existing Letters of Credit issued by it and each Lender hereunder will be deemed to have purchased and received, without further action on the part of any party, an undivided interest and participation in such Existing Letters of Credit, based on such Lender's Pro Rata Share of the Working Capital Facility.

          SECTION 2.14. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely (i) to refinance Debt of the Borrower under the Existing Credit Agreement, (ii) to provide working capital for the Borrower and its Subsidiaries and (iii) for other general corporate purposes.

          SECTION 2.15. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and
(iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the Obligation of such Defaulting Lender to make such Defaulted Advance. In the event that the Borrower shall so set off and otherwise apply the Obligation of the Borrower to make any such payment against the Obligation of such Defaulting Lender to make any such Defaulted Advance on any date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on such date under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to
Section 2.01. Such Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower reduces the amount of the Obligation of the Borrower to make any payment otherwise required to be made by it hereunder or under any other Loan Document as a result of the exercise by the Borrower of its right set forth in this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and
(B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this
Section 2.15.

          (b) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lenders and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lenders and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Lenders, in the following order of priority:

          (i) first, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent (in its capacity as Administrative Agent); and

          (ii) second, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

          (c) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Administrative Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with Citibank, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

          (i) first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent (in its capacity as Administrative Agent) hereunder;

          (ii) second, to the Co-Agents for any amount then due and payable by such Defaulting Lender to the Co-Agents hereunder, ratably in accordance with such respective amounts then due and payable to the Co-Agents (in their capacity as Co-Agents);

          (iii) third, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and

          (iv) fourth, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that such Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Defaulting Lender shall be distributed by the Administrative Agent to such Defaulting Lender and applied by such Defaulting Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

          (d) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent, any Co-Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.

                          ARTICLE III

                     CONDITIONS OF LENDING

          SECTION 3.01.  Conditions Precedent to Effectiveness of
Sections 2.01 and 2.13. Sections 2.01 and 2.13 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

          (a) The Lenders shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and the Joint Venture Company, including the terms and conditions of the charter, bylaws and each class of capital stock of each Loan Party and of each agreement or instrument relating to such structure or capitalization.

          (b) There shall have occurred no Material Adverse Change since June 30, 1994.

          (c) There shall exist no action, suit, investigation, litigation or proceeding affecting either Loan Party or any of their Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(c) (the "Disclosed Litigation") or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document, any Related Document or the consummation of the transactions contemplated hereby, and there shall have been no adverse change in the status, or financial effect on either Loan Party or any of their Subsidiaries, of the Disclosed Litigation from that described in the Pre-Commitment Information.

          (d) All Capital Stock or other ownership interests of the Borrower and the Borrower's Subsidiaries shall be owned by the Guarantor or the Borrower or one or more of the Borrower's
     Subsidiaries, in each case free and clear of any Lien.

          (e) The Lenders shall have completed a due diligence investigation of the Loan Parties and their Subsidiaries in scope, and with results, satisfactory to the Lenders, and nothing shall have come to the attention of the Lenders during the course of such due diligence investigation to lead them to believe that the information provided by or on behalf of the Guarantor or the Borrower to the Lenders prior to the date hereof (the "Pre-Com mitment Information") was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Guarantor, the Borrower and their Subsidiaries as they shall have requested.

          (f) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

          (g) The Lenders shall be reasonably satisfied with the amount, parties, terms and conditions of all insurance policies of the Borrower and the Guarantor.

          (h) The Borrower shall have paid all accrued fees and expenses of the Administrative Agent, the Co-Agents and the Lenders (including the accrued fees and expenses of Shearman & Sterling, counsel to the Administrative Agent and the Co-Agents).

          (i) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lenders (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:

                    (i)  The Notes to the order of the Lenders.

                    (ii) Certified copies of the resolutions of the Board of Directors of the Borrower and the Guarantor approving this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and each other Loan Document.

                    (iii) A copy of a certificate of the Secretary of State of the State of Delaware, dated reasonably near the Effective Date, listing the charter of the Borrower and the Guarantor and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to the Borrower's or the Guarantor's charter on file in his office, (B) the Borrower and the Guarantor have paid all franchise taxes to the date of such certificate and
          (C) the Borrower and the Guarantor are duly incorporated and in good standing under the laws of the State of Delaware.

                    (iv) A certificate of the Borrower and the Guarantor, signed on behalf of the Borrower and the Guarantor by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter of the Borrower or the Guarantor since the date of the Secretary of State's certificate referred to in Section 3.01(i)(iii), (B) a true and correct copy of the bylaws of the Borrower and the Guarantor as in effect on the Effective Date, (C) the due incorporation and good standing of the Borrower and the Guarantor as a corporation organized under the laws of the State of Delaware, and the absence of any proceeding for the dissolution or liquidation of the Borrower or the Guarantor,
          (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date and (E) the absence of any event occurring and continuing that constitutes a Default.

                    (v) A certificate of the Secretary or an Assistant Secretary of the Borrower and the Guarantor certifying the names and true signatures of the officers of the Borrower and the Guarantor authorized to sign this Agreement, the Notes and each other Loan Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder.

                    (vi) Certified copies of each of the Related
          Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lenders, together with all agreements, instruments and other documents delivered in connection therewith.

                    (vii)     Such financial, business and other
          information regarding each Loan Party and their respective Subsidiaries as the Lenders shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under ERISA and Welfare Plans, collective bargaining agreements and other arrangements with employees, annual financial statements dated June 30, 1994, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lenders' due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the Effective Date), pro forma financial statements as to the Guarantor and forecasts prepared by management of the Guarantor, in form and substance satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a monthly basis for the first year following the Effective Date and on an annual basis for each year thereafter until the Termination Date.

                    (viii)    A letter, in form and substance
          satisfactory to the Co-Agents, from the Guarantor to Ernst & Young, its independent certified public accountants, advising such accountants that the Co-Agents, the Administrative Agent and the Lenders have been authorized to exercise all rights of the Guarantor to require such accountants to disclose any and all financial statements and any other information of any kind that they may have with respect to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Guarantor and its Subsidiaries and directing such accountants to comply with any reasonable request of the Administrative Agent or any Lender for such information.

                    (ix) Certified copies of all Material Contracts of the Borrower, the Guarantor and their respective
          Subsidiaries.

                    (x) A favorable opinion of Kaye, Scholer, Fierman, Hays & Handler, special counsel for the Borrower and the Guarantor, in substantially the form of Exhibit D hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

                    (xi) A favorable opinion of Marschall I. Smith, Esq., General Counsel of the Borrower and the Guarantor, in substantially the form of Exhibit E hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

                    (xii)     A favorable opinion of Shearman &
          Sterling, counsel for the Co-Agents, in form and substance satisfactory to the Co-Agents.

          (j) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

                    (i) the representations and warranties contained in each Loan Document are correct on and as of the Effective Date, as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a date other than the date of such Borrowing or issuance; and

                    (ii) no event has occurred and is continuing that constitutes a Default.

          (k) All accrued interest, fees and other amounts owing to the Existing Lenders, the Existing Issuing Banks, the Co-Agents and the Administrative Agent in connection with the Existing
     Credit Agreement shall have been paid in full.

          (l) The Borrower shall have notified each Lender and the Administrative Agent in writing as to the proposed Effective Date.

          SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance, Etc. The obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.13(c) and a Swing Line Advance made by a Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the right of the Borrower to request the issuance of Letters of Credit (including the initial issuance of Letters of Credit) and Swing Line Borrowings, shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or issuance (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or issuance such statements are true):

          (i) the representations and warranties contained in each Loan Document are correct on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a date other than the date of such Borrowing or issuance; and

          (ii) no event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender or any Issuing Bank through the Administrative Agent may reasonably request in order to confirm (i) the accuracy of the Borrower's and the Guarantor's representations and warranties in the Loan Documents, (ii) the Borrower's and the Guarantor's timely compliance with the terms, covenants and agreements set forth in the Loan Documents and (iii) the absence of any Default.

          SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in
Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.

     ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES

          SECTION 4.01. Representations and Warranties of the Borrower and the Guarantor. Each of the Borrower and the Guarantor represents and warrants as follows:

          (a) Each Loan Party (i) is a corporation duly organized, validly existing and good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable and is owned by the Guarantor free and clear of all Liens.

          (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding capital stock of all of such Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens. Each such Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

          (c) The execution, delivery and performance by each Loan Party of this Agreement, the Notes, each other Loan Document and each Related Document to which it is or is to be a party, and the consummation of transactions contemplated hereby, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's charter or by-laws, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any material contract, loan agreement, indenture, mortgage, deed of trust, material lease or other instrument binding on or affecting either Loan Party, any of its Subsidiaries or any of their properties or
     (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of either Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

          (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by either Loan Party of this Agreement, the Notes, any other Loan Document or any Related Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby or
     (ii) the exercise by the Administrative Agent, any Co-Agent or any Lender of its rights under the Loan Documents. All applicable waiting periods in connection with the transactions contemplated hereby have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

          (e) This Agreement has been, and each of the Notes, each other Loan Document and each Related Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each of the Notes, each other Loan Document and each Related Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

          (f) The Consolidated balance sheets of the Guarantor and its Subsidiaries as at June 30, 1994, and the related Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young, independent public accountants, and the Consolidated balance sheets of the Guarantor and its Subsidiaries as at March 31, 1995, and the related Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the nine months then ended, duly certified by the chief financial officer of the Guarantor, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as at March 31, 1995, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of the Guarantor and its Subsidiaries as at such dates and the Consolidated results of the operations of the Guarantor and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since June 30, 1994, there has been no Material Adverse Change.

          (g) The Consolidated pro forma statements of income and cash flows of the Guarantor and its Subsidiaries for the five-year period ending June 30, 2000, certified by the chief financial officer of the Guarantor, copies of which have been furnished to each Lender, fairly present the Consolidated pro forma results of operations of the Guarantor and its Subsidiaries for the five-year period ended on such date, in each case giving effect to the transactions contemplated hereby, all in accordance with GAAP.

          (h) The Consolidated forecasted balance sheets, income statements and cash flows statements of the Guarantor and its Subsidiaries delivered to the Lenders pursuant to
     Section 3.01(i)(vii) or 5.03(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Guarantor's best estimate of its future financial performance.

          (i) Neither the Pre-Commitment Information nor any other information, exhibit or report furnished by either Loan Party to the Co-Agents or any Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading at the time and under the circumstances when given.

          (j) There is no action, suit, investigation, litigation or proceeding affecting either Loan Party or any of their Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or any Related Document or the consummation of the transactions contemplated hereby, and there has been no material adverse change in the status, or financial effect on either Loan Party or any of their Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(c).

          (k) No proceeds of any Advance will be used to acquire, in connection with a hostile or contested bid, any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

          (l) (A) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying, and no proceeds of any Advance will be used to extend credit to others for the purpose of purchasing or carrying, Margin Stock, and (B) no proceeds of any Advance will be used to purchase or carry any Margin Stock in connection with a hostile or contested bid.

          (m) Set forth on Schedule 4.01(m) hereto is a complete and accurate list of all Plans, Multiemployer Plans and Welfare Plans with respect to any employees of either Loan Party or any of their Subsidiaries.

          (n) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of either Loan Party or any of its ERISA Affiliates.

          (o) Schedule B (Actuarial Information) to the 1994 annual report (Form 5500 Series) for each Plan of either Loan Party or any of its ERISA Affiliates, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

          (p) Neither Loan Party nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal
     Liability to any Multiemployer Plan.

          (q) Neither Loan Party nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan of either Loan Party or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

          (r) As of the Effective Date, the present value of retiree medical benefits, utilizing reasonable actuarial assumptions, for which the Loan Parties and their Subsidiaries are liable does not exceed $110,000,000.

          (s) Except as described on Schedule 3.01(c), neither the business nor the properties of either Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

          (t) Except as set forth on Schedule 4.01(t), the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of each Loan Party and its Subsidiaries, each Loan Party and its Subsidiaries are in compliance in all material respects with all such Environmental Permits, and no circumstances exist that could reasonably be expected to (i) form the basis of an Environmental Action against either Loan Party or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

          (u) Except as set forth on Schedule 4.01(u), none of the properties of either Loan Party or any of its Subsidiaries is listed or proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or, to the best of the knowledge of either Loan Party or any of its Subsidiaries, any analogous state list of sites requiring investigation or cleanup or is adjacent to any such property.

          (v) Except as set forth on Schedule 4.01(v), to the best knowledge of either Loan Party or any of its Subsidiaries (i) neither Loan Party nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list and (ii) Hazardous Materials have not been generated, used, treated, handled, stored or disposed of on, or released or transported to or from, any property of either Loan Party or any of its Subsidiaries except in material compliance with all Environmental Laws and Environmental Permits, and neither Loan Party nor any of its Subsidiaries has any knowledge that any other wastes generated at any such properties have been disposed of other than in compliance with all Environmental Laws and Environmental Permits.

          (w) Neither Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect.

          (x) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

          (y) Neither Loan Party nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

          (z) Set forth on Schedule 4.01(z) hereto is a complete and accurate list of all outstanding Debt of $500,000 or more of each Loan Party and their Subsidiaries, showing as of the date hereof the principal amount outstanding thereunder; there exists no default as of such date under the provisions of any instrument evidencing such Debt or any agreement relating thereto.

          (aa) Set forth on Schedule 4.01(aa) hereto is a complete and accurate list of all Material Contracts of each Loan Party and their Subsidiaries, showing as of the date hereof the parties, subject matter and term thereof. Each such Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified (except as permitted by Section 5.02(l)), is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under any Material Contract by any party thereto.

          (bb) Set forth on Schedule 4.01(bb) hereto is a complete and accurate list of all Investments held by each Loan Party or any of their Subsidiaries, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

          (cc) Set forth on Schedule 4.01(cc) hereto is a complete and accurate list of all leases with lease payments exceeding $25,000 in any year during the term thereof, and under which each Loan Party or any of their Subsidiaries is the lessee, showing as of the date hereof the subject matter, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

          (dd) Following application of the proceeds of each Advance, not more than 25% of the value of the assets (of either Loan Party individually or with its Subsidiaries taken as a whole) subject to the provisions of Section 5.02(a), 5.02(e) or 5.20(n) or subject to any restriction contained in any agreement or instrument between either Loan Party and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be Margin Stock.

          (ee) This Agreement, as an amendment and restatement of the Existing Credit Agreement, constitutes the Credit Agreement referred to in the Subordination Agreement and the Administrative Agent, the Co-Agents and the Lenders hereunder are fully entitled to the benefits of, and have all rights and remedies of the Administrative Agent, the Co-Agents and the Lenders under and as defined in, the Subordination Agreement.

     ARTICLE V

          COVENANTS OF THE BORROWER AND THE GUARANTOR

          SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, each of the Borrower and the Guarantor will, unless the Required Lenders shall otherwise consent in writing:

          (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

          (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower, the Guarantor nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

          (c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; establish, maintain and follow procedures designed to prevent any release or other disposal by the Guarantor, the Borrower or any of their respective Subsidiaries of any solid or hazardous waste, hazardous or toxic substance or material, pollutant, contaminant or other such substance, as those terms are used or defined in any applicable federal, state or local statute, regulation or ordinance, on, beneath or near any property or facility owned or operated by the Guarantor, the Borrower or their respective Subsidiaries, except to the extent such release or other disposal is in compliance in all material respects with applicable law or regulation or with the terms of a valid permit granted to the Guarantor, the Borrower or their respective Subsidiaries by applicable authorities; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

          (d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower, the Guarantor or such Subsidiary operates, and advise the Administrative Agent promptly of any cancellation of a material policy or material reduction or amendment, provided that in any event the Guarantor shall maintain:

                    (i) insurance against loss or damage covering all of the tangible real and personal property and improvements owned or operated by the Guarantor or any of its Subsidiaries, by reason of any Peril in amounts as shall be reasonable and customary;

                    (ii) automobile liability insurance for bodily injury and property damage in respect of all vehicles (whether owned, hired or rented by the Guarantor or any of its Subsidiaries) in such amounts as are reasonable and customary;

                    (iii) comprehensive general liability insurance against claims for bodily injury, death or property damage occurring on, in or about such properties and adjoining streets and sidewalks, in such amounts as are then customary for property similar in use and location;

                    (iv) workers' compensation insurance and/or permitted self-insurance (including employers' liability insurance) to the extent required by applicable law;

                    (v) product liability insurance against claims for bodily injury, death or property damage resulting from the use of products sold by the Guarantor in such amounts as are reasonable and customary;

                    (vi) business interruption insurance against loss of operating income earned from the operation of any production facility or the principal offices of the Guarantor and its Subsidiaries by reason of any Peril affecting the operation thereof, and insurance against any other insurable loss of operating income by reason of any business interruption affecting the Guarantor to the extent covered by standard business interruption policies in the States in which such production facilities or offices are located, which insurance shall in each case cover gross earnings by reason of the particular Peril or other insurable business interruption; and

                    (vii) such other insurance in each case as generally carried by owners of similar properties in the States in which such properties are located in such amounts and against such risks as are reasonable and customary.

          (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d) and provided further that neither Loan Party nor any of their Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of such Loan Party or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Loan Party or such Subsidiary, as the case may be, or to the Lenders.

          (f) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, the Guarantor and any of their Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower, the Guarantor and any of their Subsidiaries with any of their officers or directors and with their independent certified public accountants.

          (g) Preparation of Environmental Reports. At the request of the Administrative Agent at the following times: (i) upon the occurrence and during the continuance of a Default, (ii) upon the reasonable belief of the Required Lenders or the Administrative Agent that Hazardous Materials contamination may be present on a property of a Loan Party or any of its Subsidiaries and (iii) in addition to the times referred to in clauses (i) and (ii) above, once a year during the term of this Agreement, provide to the Lenders within 120 days after such request, at the expense of the Borrower, an environmental site assessment report for all of the Borrower's, the Guarantor's and their Subsidiaries' properties described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and each of the Borrower and the Guarantor hereby grants and agrees to cause any Subsidiary which owns any property described in the request to grant at the time of such request, to the Administrative Agent, the Co-Agents, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment at reasonable times and in such a manner as will not materially interfere with the use of any such property by the owner and tenant.

          (h) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower, the Guarantor and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

          (i) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or are, in the reasonable judgment of the Borrower, useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

          (j) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, in each case except to the extent that the failure to do so could not have a Material Adverse Effect.

          (k) Performance of Related Documents. Perform and observe all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect, enforce such Related Document in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon the reasonable request of the Administrative Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as the Guarantor or the Borrower is entitled to make under such Related Document, in each case except to the extent that the failure to do so could not materially impair the value of the interests or rights of the Guarantor, the Borrower or any of their Subsidiaries and could not materially impair the interests or rights of the Administrative Agent, any Co-Agent or any Lender.

          (l) Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon the reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as the Guarantor or the Borrower is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, in each case except to the extent that the failure to do so could not materially impair the value of the interests or rights of the Guarantor, the Borrower or any of their Subsidiaries and could not materially impair the interests or rights of the Administrative Agent, any Co-Agent or any Lender.

          (m) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower, the Guarantor or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate, other than: (i) the marketing and administrative services agreement between the Borrower and the Managing Partner,
     (ii) the employee leasing agreement between the Borrower and the Managing Partner and (iii) transactions between the Joint Venture Company and (a) the Borrower's railcar repair business located at Fitzgerald, Georgia, (b) the Borrower's "Rainbow" Division and (c) IMC-Canada, in each case on terms and conditions acceptable to the Required Lenders.

          SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, neither the Borrower nor the Guarantor will, at any time, without the written consent of the Required Lenders:

          (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file, or permit any of its Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower, the Guarantor or any of their Subsidiaries as debtor, or sign, or permit any of its Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:

                    (i)  Permitted Liens;

                    (ii) the Liens described on Schedule 5.02(a);

                    (iii) Liens on accounts receivable and other related assets arising solely in connection with the sale or other disposition of such accounts receivable pursuant to
          Section 5.02(e)(vi); and

                    (iv) other Liens incurred in the ordinary course of business on property of the Borrower or the Guarantor, the aggregate fair value of such property not to exceed
          $10,000,000.

          (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

                    (i)  in the case of the Borrower,

                              (A)  Debt under the Loan Documents,

                              (B)  Debt under the Subordinated
               Intercompany Notes, provided that the Borrower may pay interest thereon and principal thereof when due (subject to the terms of the Subordination Agreement) solely to the extent necessary to pay interest and principal on Debt of the Guarantor permitted under Section 5.02(b)(ii)(C) or 5.02(b)(v)(A) and solely to the extent that the Borrower has not declared or paid cash dividends in an amount sufficient to pay interest and principal on the such Debt of the Guarantor, provided, however, that the Borrower may not pay interest thereon or principal thereof during the applicable Payment Block Period if a Payment Block has occurred and is continuing,

                              (C)  Debt of the Borrower owed to
               IMC-Canada, and

                              (D)  Debt incurred in connection with the
               limited recourse sale or other disposition of accounts receivable in an aggregate amount not to exceed
               $50,000,000 outstanding at any time;

                    (ii) in the case of the Guarantor,

                              (A)  Debt under the Loan Documents,

                              (B)  Debt owed to IMC-Canada, and

                              (C)  unsecured Debt not to exceed
               $50,000,000 at any time outstanding;

                    (iii) in the case of any of the Subsidiaries of the Borrower (other than IMC Partner, Managing Partner or the Joint Venture Company) or the Guarantor (other than the Borrower, IMC Partner, Managing Partner or the Joint Venture Company), Debt owed to the Borrower or the Guarantor or to a wholly-owned Subsidiary of the Borrower or the Guarantor, provided that in the case of Debt of IMC-Canada owed to the Borrower or the Guarantor or to a wholly-owned Subsidiary of the Borrower or the Guarantor, such Debt shall not exceed $50,000,000 in an aggregate amount for all such Subsidiaries at any time outstanding;

                    (iv) in the case of the Joint Venture Company,

                              (A)  Debt existing on the date hereof, as
               set forth on Part I of Schedule 4.01(z) (the "JV Existing Debt"), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any JV Existing Debt, provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no more restrictive than the terms of the JV Existing Debt being extended, refunded or refinanced thereby and provided further that the principal amount of such JV Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

                              (B)  unsecured Debt which, together with
               Debt of IMC-Canada under Section 5.02(b)(v)(B), shall not exceed $50,000,000 at any time outstanding, and

                              (C)  Debt incurred in connection with the
               limited recourse sale of accounts receivable in an aggregate amount not to exceed $75,000,000 outstanding at any time; and

                    (v) in the case of the Borrower, the Guarantor and any of their Subsidiaries (other than the Joint Venture
          Company),

                              (A)  Debt existing on the date hereof, as
               set forth on Part II of Schedule 4.01(z) (the "Existing Debt"), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Existing Debt, provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no more restrictive than the terms of the Existing Debt being extended, refunded or refinanced thereby and provided further that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

                              (B)  unsecured Debt of IMC-Canada which,
               together with Debt of the Joint Venture Company under
               Section 5.02(b)(iv)(B), shall not exceed $50,000,000 at any time outstanding, and

                              (C)  indorsement of negotiable
               instruments for deposit or collection or similar transactions in the ordinary course of business.

          (c) Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property of any kind under leases or agreements to lease having an original term of one year or more that would cause the direct and contingent liabilities of the Guarantor and its Subsidiaries, on a Consolidated basis, in respect of all such obligations to exceed $38,000,000 payable in any period of 12 consecutive months.

          (d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that (i) any wholly-owned Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower provided that, in the case of any such consolidation, the Person formed by such consolidation shall be a wholly-owned Subsidiary of the Borrower and (ii) any of the Borrower's wholly-owned Subsidiaries may merge into the Borrower; provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.

          (e) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, including, without limitation, any manufacturing plant or substantially all assets constituting the business of a division, branch or other unit operation, or grant any option or other right to purchase, lease or otherwise acquire any assets other than inventory to be sold in the ordinary course of its business, except:

                     (i) sales of assets in the ordinary course of its business;

                    (ii) in a transaction authorized by subsection (d) of this Section;

                    (iii) sales of assets for cash and for fair value in an aggregate amount not to exceed $50,000,000 from the date hereof;

                    (iv) sales of assets identified on Schedule 5.02(e) for cash and for fair value;

                    (v)  the limited recourse sale of accounts
          receivable of the Borrower and the Joint Venture Company; and

                    (vi)      the transfer by IMC Partner to the
          Borrower of IMC Partner's interest as a general partner in the Joint Venture Company.

          (f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

                    (i) Investments by the Guarantor, the Borrower and their respective Subsidiaries in their Subsidiaries outstanding on the date hereof or otherwise permitted under
          Section 5.02(b)(iii);

                    (ii) Investments by the Borrower in IMC Partner, the Managing Partner and the Joint Venture Company, in each case, pursuant to and in accordance with the terms of the Joint Venture Agreement or as otherwise permitted under
          Section 5.02(b)(iv)(A);

                    (iii)     Investments by the Guarantor, the
          Borrower and their respective Subsidiaries in Cash
          Equivalents and in Hedge Agreements in an aggregate notional amount not to exceed $100,000,000 at any time outstanding;

                    (iv) Investments by the Borrower in Potash in an aggregate amount not to exceed $5,000,000;

                    (v) Investments by Potash of an aggregate amount not to exceed $5,000,000 of senior subordinated preferred stock of Ashta Chemicals, Inc; and

                    (vi) Investments by the Borrower in the Joint
          Venture Company in accordance with the terms of the Partnership Agreement.

          (g) Dividends, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such or issue or sell any capital stock of the Borrower or any warrants, rights or options to acquire such capital stock of the Borrower, or permit the Joint Venture Company to do any of the foregoing, or permit any of the Subsidiaries of the Borrower or the Guarantor to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or the Guarantor or any warrants, rights or options to acquire such capital stock or to issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, except that:

                    (i)  the Borrower may declare and pay cash
          dividends to the Guarantor and purchase, redeem, retire or otherwise acquire shares of its own outstanding capital stock for cash solely out of Consolidated net income and retained earnings of the Borrower solely (A) to the extent necessary to pay principal of and interest on Debt of the Guarantor permitted under Section 5.02(b)(v)(A), to the extent that the Borrower has not paid principal of and interest on the Subordinated Intercompany Notes in an amount sufficient to pay principal of and interest on such Debt of the Guarantor,
          (B) to the extent necessary for the Guarantor to pay cash dividends declared in accordance with Section 5.02(g)(ii) and
          (C) to the extent necessary for the Guarantor to pay taxes due and payable by it; provided, however, that the Borrower may not declare or pay cash dividends to the Guarantor during the applicable Payment Block Period if a Payment Block has occurred and is continuing;

                    (ii) so long as no Default shall have occurred and be continuing, the Guarantor may pay taxes due and payable by it and declare and pay cash dividends to its stockholders and purchase, redeem, retire or otherwise acquire shares of its own outstanding capital stock for cash solely out of Consolidated net income of the Guarantor and its Subsidiaries arising after December 31, 1994 in an aggregate amount not to exceed the sum of (x) $35,000,000 plus (y) 50% of Consolidated net income of the Guarantor and its Subsidiaries arising after December 31, 1994 and computed on a cumulative basis in accordance with GAAP (but excluding extraordinary non-cash expenses required by the Financial Accounting Standards Board to the extent deducted in calculating net income); provided that in any event, the Guarantor may pay taxes due and payable by it; and

                    (iii) so long as all loans or advances made by the Guarantor, the Borrower or any of their respective Subsidiaries to the Joint Venture Company shall have been paid in full, the Joint Venture Company may declare and pay cash distributions to its equity holders and purchase, redeem, retire or otherwise acquire the interests of its equity holders in it for cash solely out of net income of the Joint Venture Company arising after the consummation of the Joint Venture Agreement and computed on a cumulative basis in accordance with GAAP.

          (h) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

          (i) Charter Amendments. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws in any manner that could have a Material Adverse Effect.

          (j) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required by generally accepted accounting principles or make any change in its fiscal year.

          (k) Amendment, Etc. of Related Documents. Permit the terms of any Subordinated Intercompany Note to be changed except as and to the extent permitted by the Subordination Agreement, or permit any of its Subsidiaries to do any of the foregoing.

          (l) Amendment, Etc. of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract, in each case, that would materially impair or reduce the value of the interests or rights of the Guarantor or the Borrower thereunder or that would materially impair the interests or rights of the Administrative Agent, any Co-Agent or any Lender, or permit any of its Subsidiaries to do any of the foregoing.

          (m) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than in favor of the Administrative Agent, the Co-Agents and the Lenders other than (i) agreements to which either Loan Party or any of their respective Subsidiaries is a party on the date hereof that, as of the date hereof, contain such a prohibition or condition and (ii) any agreement or indenture evidencing the Debt permitted under Section 5.02(b)(ii)(C).

          (n) Partnerships. Become a general partner in any general or limited partnership, or permit any of its Subsidiaries to do so, other than (i) any Subsidiary the sole assets of which consist of its interest in such partnership and (ii) as contemplated by, and in accordance with the terms of, the Partnership Agreement.

          (o) Maintenance of Ownership of Subsidiaries. The Guarantor covenants that it will not sell or otherwise dispose of any shares of Capital Stock of any Relevant Subsidiary of the Guarantor or any warrants, rights or options to acquire such Capital Stock or permit any Relevant Subsidiary of the Guarantor to issue, sell or otherwise dispose of any shares of its Capital Stock or the Capital Stock of any other Relevant Subsidiary of the Guarantor or any warrants, rights or options to acquire such Capital Stock.

          SECTION 5.03. Reporting Requirements. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Borrower or the Guarantor will, unless the Required Lenders shall otherwise consent in writing, furnish to the Lenders:

          (a) Default Notice. As soon as possible and in any event within two days after the Borrower or the Guarantor becomes of aware that any Default has occurred and such Default is continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

          (b) Quarterly Financials. As soon as available and in any event within 30 days after the end of each of the first three quarters of each fiscal year of the Guarantor, Consolidated balance sheets of the Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Guarantor as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Guarantor has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Co-Agents of the computations used by the Guarantor in determining compliance with the covenants contained in Section 5.04.

          (c) Annual Financials. As soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor, (i) a copy of the annual audit report for such year for the Guarantor and its Subsidiaries, including therein Consolidated balance sheets of the Guarantor and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Required Lenders and (ii) a Consolidated unaudited balance sheet of the Borrower and its Subsidiaries and of the Joint Venture Company as of the end of such fiscal year and Consolidated unaudited statements of income and cash flows of the Borrower and its Subsidiaries and of the Joint Venture Company for such fiscal year, together with (A) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Guarantor and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (B) a schedule in form satisfactory to the Co-Agents of the computations used by such accountants in determining, as of the end of such fiscal year, compliance with the covenants contained in Section 5.04 and
     (C) a certificate of the chief financial officer of the Guarantor stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Guarantor has taken and proposes to take with respect thereto.

          (d) Annual Forecasts and Annual Business Plan. As soon as available and in any event no later than the end of each fiscal year of the Guarantor, forecasts prepared by management of the Guarantor (including the annual business plan of the Guarantor and its Subsidiaries for the fiscal year following such fiscal year then ended), in form satisfactory to the Co-Agents, of balance sheets, income statements and cash flow statements for the fiscal year following such fiscal year then ended, as soon as available and in any event no later than 90 days after the end of each fiscal year of the Guarantor, forecasts prepared by management of the Guarantor, in form satisfactory to the Co-Agents, of balance sheets, income statements and cash flow statements on a monthly basis for the current fiscal year; and as soon as available, five-year forecasts prepared by management of the Guarantor, in form satisfactory to the Co-Agents, of balance sheets, income statements and cash flows on an annual basis; provided that commencing two years prior to the Termination Date, management of the Guarantor shall provide three-year forecasts instead of five-year forecasts.

          (e) ERISA Events. Promptly and in any event within 20 days after either Loan Party or any of its ERISA Affiliates knows or has reason to know that any ERISA Event with respect to either Loan Party or any of its ERISA Affiliates has occurred, a statement of the chief financial officer of the Guarantor describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto.

          (f) Plan Terminations. Promptly and in any event within 10 Business Days after receipt thereof by either Loan Party or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan of either Loan Party or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan.

          (g) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue
     Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan of each Loan Party or any of its ERISA Affiliates.

          (h) Multiemployer Plan Notices. Promptly and in any event within 10 Business Days after receipt thereof by either Loan Party or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of either Loan Party or any of its ERISA Affiliates, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or any of its ERISA Affiliates in connection with any event described in clause (i) or
     (ii).

          (i) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting either Loan Party or any of its Subsidiaries of the type described in Section 4.01(j) that are reasonably likely to have a Material Adverse Effect or in which the relief requested (if successful) would require the payment by either Loan Party or any of their Subsidiaries of $5,000,000 or more, and promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on either Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on
     Schedule 3.01(c).

          (j) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that either Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that either Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

          (k) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of either Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement relating to Debt in an aggregate principal amount in excess of $1,000,000 and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.03.

          (l) Agreement Notices. Promptly upon receipt thereof, copies of all notices of breach or default and any other notices or requests, the substance of which could materially impair the value of the interests or rights of the Guarantor, the Borrower or any of their Subsidiaries or could materially impair the interests or rights of the Administrative Agent, any Co-Agent or any Lender received by either Loan Party or any of its Subsidiaries under or pursuant to any Related Document and copies of all notices of breach or default received by either Loan Party or any of its Subsidiaries under or pursuant to any Material Contract and, from time to time upon request by any Co-Agent, such information and reports regarding the Related Documents and the Material Contracts as such Co-Agent may reasonably request.

          (m) Revenue Agent Reports. Within 10 days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form
     886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the Federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Guarantor is a member aggregating $1,000,000 or more.

          (n) Tax Certificates. Promptly, and in any event within five Business Days after the due date (with extensions) for filing the final Federal income tax return in respect of each taxable year, a certificate (a "Tax Certificate"), signed by the President or the chief financial officer of the Guarantor, stating that the common parent of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Guarantor is a member has paid to the Internal Revenue Service or other taxing authority, the full amount that such affiliated group is required to pay in compliance with Section 5.01(b) in respect of federal income tax for such year.

          (o) Environmental Conditions. Promptly after the occurrence thereof, notice of any condition or occurrence on any property of either Loan Party or any of its Subsidiaries that results in a material noncompliance by either Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit or could reasonably be expected to (i) form the basis of an Environmental Action against either Loan Party or any of its Subsidiaries or such property that could reasonably be expected to have a Material Adverse Effect or (ii) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

          (p) Amendment, Etc. of Material Contracts. Promptly after the execution or occurrence thereof, copies of any amendment, modification or supplement of any Material Contract including, without limitation, any waiver or consent given thereunder.

          (q) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of either Loan Party or any of its Subsidiaries as any Lender may from time to time reasonably request.

          SECTION 5.04. Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Guarantor will, unless the Required Lenders otherwise consent in writing:

          (a) Tangible Net Worth. Maintain an excess of (i) Consolidated total tangible assets of the Guarantor and its Subsidiaries over (ii) the sum of (I) Consolidated total liabilities of the Guarantor and its Subsidiaries and (II) minority interests not held by the Guarantor or any of its Subsidiaries in Subsidiaries of the Guarantor or any of its Subsidiaries of not less than (x) $650,000,000 at the end of each fiscal quarter of the Guarantor ending on September 30, 1995, December 31, 1995 and March 31, 1996 and (y) $700,000,000 at the
     end of each fiscal quarter of the Guarantor thereafter.

          (b) Interest Coverage Ratio. Maintain a ratio of Consolidated EBITDA of the Guarantor and its Subsidiaries to cash interest payable on all Debt of the Guarantor and its Subsidiaries of not less than 3.00:1 for each period of four consecutive fiscal quarters of the Guarantor ending on September 30, December 31, March 31 and June 30 of each year.

          (c) Leverage Ratio. Not permit the ratio of Consolidated Funded Debt to Capitalization to exceed 0.52 at any time.

     ARTICLE VI

                       EVENTS OF DEFAULT

          SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

          (a) (i) the Borrower shall fail to pay any principal of any Advance when the same becomes due and payable, (ii) the Borrower shall fail to pay any interest on any Advance within five Business Days of the date such interest becomes due and payable, or (iii) either Loan Party shall fail to make any other payment under any Loan Document within five Business Days of the date such payment becomes due and payable; or

          (b) any representation or warranty made by either Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

          (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e), 5.01(m), 5.02, 5.03(a) or 5.04; or

          (d) either Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and (i) such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender or (ii) any such failure shall not be remedied within 10 Business Days after any Responsible Officer of either Loan Party obtains actual knowledge thereof; or

          (e) either Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount of at least $10,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (f) either Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against either Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or either Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection
     (f); or

          (g) any judgment or order for the payment of money in excess of $10,000,000 (calculated after deducting therefrom any amount that will be paid by any insurer rated at least A+ by A.M. Best Company to the extent such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order) shall be rendered against either Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) any non-monetary judgment or order shall be rendered against either Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (i) any provision of any Loan Document, the invalidity of which could materially adversely affect the rights and remedies of the Lenders, after delivery thereof pursuant to Section 3.01 shall for any reason cease to be valid and binding on or enforceable against either Loan Party party to it, or either such Loan Party shall so state in writing; or

          (j) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Guarantor (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of the Guarantor; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Guarantor shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Guarantor, except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by 66-2/3% of the remaining members of the board of directors of the Guarantor or
     (y) nominated for election by a majority of the remaining members of the board of directors of the Guarantor and thereafter elected as directors by the shareholders of the Guarantor; or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over Voting Stock of the Guarantor (or other securities convertible into such securities) representing 20% or more of the combined voting power of all Voting Stock of the Guarantor; or

          (k) any ERISA Event shall have occurred with respect to a Plan of either Loan Party or any of its ERISA Affiliates and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans of the Loan Parties and their ERISA Affiliates with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and their ERISA Affiliates related to such ERISA Event) exceeds $5,000,000; or

          (l) either Loan Party or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of either Loan Party or any of its ERISA Affiliates that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and their ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $500,000 per annum; or

          (m) either Loan Party or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of either Loan Party or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and their ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $500,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances and of any Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to either Loan Party under the Federal Bankruptcy Code,
(x) the obligation of each Lender to make Advances and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and
(y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

          SECTION 6.02. Actions in Respect of the Letters of Credit Upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent's office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent, the Co-Agents and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.

     ARTICLE VII

                            GUARANTY

          SECTION 7.01. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses or otherwise (such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent, the Co-Agents or the Lenders in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent, the Co-Agents or the Lenders under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

          SECTION 7.02. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Co-Agents or the Lenders with respect thereto. The Obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereinafter have in any way relating to, any or all of the following:

          (a)  any lack of validity or enforceability of any Loan
     Document or any agreement or instrument relating thereto;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

          (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

          (d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents or any other assets of the Borrower or any of its Subsidiaries;

          (e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries; or

          (f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent, any Co-Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Borrower, the Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent, any Co-Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

          SECTION 7.03. Waiver. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent, any Co-Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waiver set forth in this Section 7.03 is knowingly made in contemplation of such benefits.

          SECTION 7.04. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by the Guarantor hereunder shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future Taxes. If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any Co-Agent or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender, such Co-Agent or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and
(iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Guarantor agrees to pay any present or future Other Taxes.

          (c) The Guarantor will indemnify each Lender, each Co-Agent and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender, such Co-Agent or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender, such Co-Agent or the Administrative Agent (as the case may be) makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes, the Guarantor will furnish to the Administrative Agent, at its address referred to in Section 9.02, appropriate evidence of payment thereof. If no Taxes are payable in respect of any payment hereunder by the Guarantor through an account or branch outside the United States or on behalf of the Guarantor by a payor that is not a United States person, the Guarantor will furnish, or will cause such payor to furnish, to the Co-Agents a certificate from each appropriate taxing authority or authorities, or an opinion of counsel acceptable to the Co-Agents, in either case stating that such payment is exempt from or not subject to Taxes.

          (e) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 7.04 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

          SECTION 7.05. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Co-Agents, the Administrative Agent and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations hereunder (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 9.07.

          Section 7.06. Subrogation. The Guarantor will not exercise any rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent, any Co-Agent or any Lender against the Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or terminated. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent, the Co-Agents and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to the Administrative Agent, any Co-Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash and (iii) the Termination Date shall have occurred, the Administrative Agent, the Co-Agents and the Lenders will, at the Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Guarantor.

     ARTICLE VIII

           THE ADMINISTRATIVE AGENT AND THE CO-AGENTS

          SECTION 8.01. Authorization and Action. Each Lender (in its capacity as a Lender, the Swing Line Bank (if applicable) and an Issuing Bank (if applicable)) hereby appoints and authorizes the Administrative Agent and the Co-Agents, respectively, to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Co-Agents, respectively, by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), neither the Administrative Agent nor the Co-Agents shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that neither the Administrative Agent nor the Co-Agents shall be required to take any action that exposes any of them to personal liability or that is contrary to this Agreement or applicable law. Each of the Administrative Agent and each Co-Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

          SECTION 8.02. Administrative Agent's and Co-Agent's Reliance, Etc. Neither the Administrative Agent nor any Co-Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent and the Co-Agents: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in
Section 9.07; (ii) may consult with legal counsel (including counsel for either Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of either Loan Party or to inspect the property (including the books and records) of either Loan Party; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 8.03. Citibank, NationsBank, Rabobank and Affiliates. With respect to its Commitments, the Advances made by it and the Note issued to it, Citibank, NationsBank and Rabobank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not a Co-Agent (or the Administrative Agent, in the case of Citibank); and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank, NationsBank and Rabobank in their respective individual capacities. Citibank, NationsBank and Rabobank and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, either Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of either Loan Party or any such Subsidiary, all as if Citibank, NationsBank and Rabobank were not Co-Agents (and the Administrative Agent, in the case of Citibank) and without any duty to account therefor to the Lenders.

          SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Co-Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Co-Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          SECTION 8.05. Indemnification. Each Lender severally agrees to indemnify the Administrative Agent and each Co-Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender's ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent or such Co-Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent or such Co-Agent under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's or such Co-Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent and each Co-Agent promptly upon demand for its ratable share of any costs and expenses payable by the Borrower under Section 9.04, to the extent that the Administrative Agent or such Co-Agent is not promptly reimbursed for such costs and expenses by the Borrower. For purposes of this
Section 8.05, the Lenders' respective ratable shares of any amount shall be determined, at any time, according to the sum of (a) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders, (b) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) their respective Unused Working Capital Commitments at such time. In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender's Commitment with respect to the Facility under which such Defaulted Advance was required to have been made shall be considered to be unused for purposes of this Section 8.05 to the extent of the amount of such Defaulted Advance. The failure of any Lender to reimburse the Administrative Agent or any Co-Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent or such Co-Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent or such Co-Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or such Co-Agent for such other Lender's ratable share of such amount.

          SECTION 8.06. Successor Administrative Agents and Co-Agents. The Administrative Agent and any Co-Agent, as the case may be, may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed as Administrative Agent or Co-Agent, as the case may be, at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent or Co-Agent, as the case may be. If no successor Administrative Agent or Co-Agent, as the case may be, shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's or Co-Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent or Co-Agent, then the retiring Administrative Agent or Co-Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Co-Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent or Co-Agent, as the case may be, hereunder by a successor Administrative Agent or Co-Agent, such successor Administrative Agent or Co-Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent or Co-Agent, as the case may be, and the retiring Administrative Agent or Co-Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent's or Co-Agent's resignation or removal hereunder as Administrative Agent or Co-Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Co-Agent, as the case may be, under this Agreement.

     ARTICLE IX

                         MISCELLANEOUS

          SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or the Subordination Agreement, nor consent to any departure by the Borrower or the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender which is, at such time, a Defaulting Lender), do any of the following at any time: (i) waive any of the conditions specified in Section 3.01 or, in the case of the initial Borrowing, Section 3.02, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (iii) amend this Section 9.01, (iv) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (v) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (vi) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or (vii) release the Guarantor from its obligations under the Guaranty; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or the Issuing Banks, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Co-Agents in addition to the Lenders required above to take such action, affect the rights or duties of the Co-Agents under this Agreement or any Note.

          SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, if to the Borrower or the Guarantor, at its address at 2100 Sanders Road, Northbrook, Illinois 60062, Attention: Treasurer; if to any Co-Agent or any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, at its address at 399 Park Avenue, New York, New York 10043, Attention: Mary Corkran; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent or any Co-Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent or such Co-Agent.

          SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent or any Co-Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all costs and expenses of the Administrative Agent and the Co-Agents in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses (provided that so long as no Default shall have occurred and be continuing, no such appraisal, audit, insurance or consultant fees and expenses shall be incurred without the consent of the Borrower) and (B) the reasonable fees and expenses of Shearman & Sterling, counsel for the Administrative Agent and the Co-Agents, with respect thereto, with respect to advising the Administrative Agent and the Co-Agents as to their respective rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with either Loan Party or with other creditors of either Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Administrative Agent, the Co-Agents and the Lenders in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent, each Co-Agent and each Lender with respect thereto).

          (b) The Borrower agrees to indemnify and hold harmless the Administrative Agent, each Co-Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the transactions contemplated hereby or (ii) the actual or alleged presence of Hazardous Materials on any property of either Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to either Loan Party or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by either Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. The Borrower also agrees not to assert any claim against the Administrative Agent, any Co-Agent, any Lender, any of their affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein or in any other Loan Document or the actual or proposed use of the proceeds of the Advances.

          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(b)(i) or 2.09(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

          (d) If either Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent, any Co-Agent or any Lender, in its sole discretion.

          SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower or the Guarantor against any and all of the Obligations of the Borrower or the Guarantor now or hereafter existing under this Agreement and the Note or Notes held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured.
Each Lender agrees promptly to notify the Borrower or the Guarantor, as the case may be, after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

          SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.13, which shall only become effective upon satisfaction of the conditions precedent set forth in
Section 3.01) when it shall have been executed by the Borrower, the Guarantor, the Administrative Agent and the Co-Agents and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantor, the Administrative Agent, each Co-Agent and each Lender and their respective successors and assigns, except that neither the Borrower nor the Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

          SECTION 9.07. Assignments and Participations. (a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 and shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantor or the performance or observance by the Borrower or the Guarantor of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, the Co-Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee or an Affiliate of the assignor; (vi) such assignee appoints and authorizes the Administrative Agent and the Co-Agents to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent and the Co-Agents by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

          (c) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Guarantor, the Administrative Agent, the Co-Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Guarantor, any Co-Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Working Capital Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Working Capital Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Working Capital Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit C hereto.

          (e) Each Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that
(i) such Lender's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Guarantor, the Administrative Agent, the Co-Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by either Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

          (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or the Guarantor furnished to such Lender by or on behalf of the Borrower or the Guarantor; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

          (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

          SECTION 9.08. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

          SECTION 9.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 9.10. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or
(d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or
(ii) such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

          SECTION 9.11. Confidentiality. None of the Administrative Agent, any Co-Agent or any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower or the Guarantor, other than (a) to the Administrative Agent's, such Co-Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

          SECTION 9.12. Effective Date Assignments; Etc. (a) As of the Effective Date, prior to giving effect to any assignment under this Agreement as of such date, each Existing Lender and Existing Issuing Bank represents and warrants, as to the assignment effected by such Existing Lender or Existing Issuing Bank by this Agreement that as of the Effective Date (i) its Existing Commitment is in the dollar amount specified as its Existing Commitment on Schedule 9.12 hereto and the aggregate outstanding principal amount of Existing Advances owing to it is in the dollar amount specified as the aggregate outstanding principal amount of Existing Advances owing to such Existing Lender on
Schedule 9.12 hereto; and (ii) that such Existing Lender or Existing Issuing Bank, as the case may be, is the legal and beneficial owner of such interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by such Existing Lender or Existing Issuing Bank, as the case may be.

          (b) Each Existing Lender, Existing Issuing Bank, Lender and Issuing Bank confirms to, and agrees with, each of the other Lenders and Issuing Banks as to the assignment effected by this Agreement by such Existing Lender, Existing Issuing Bank, Lender or Issuing Bank, as the case may be, as follows: (i) each such Existing Lender or Existing Issuing Bank, as the case may be, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Existing Credit Agreement or this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Existing Credit Agreement or this Agreement or any other instrument or document furnished pursuant thereto or hereto; (ii) each such Existing Lender or Existing Issuing Bank, as the case may be, makes no representation or warranty and assumes no responsibility with respect to the financial condition of either Loan Party or any of its Subsidiaries or the performance of observance by either Loan Party or any of its Subsidiaries of any of its obligations under the Existing Credit Agreement or this Agreement or any other instrument or document furnished pursuant thereto or hereto; (iii) each Lender or Issuing
Bank, as the case may be, confirms that it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to execute and deliver this Agreement and agrees that it shall have no recourse against the Administrative Agent, any Co-Agent, any Existing Lender, any Existing Issuing Bank or any other Lender or any other Issuing Bank with respect to any matters relating to the Existing Credit Agreement or this Agreement; and (iv) each Lender or Issuing Bank, as the case may be, will, independently and without reliance upon the Administrative Agent, any Co-Agent, any Existing Lender, any Existing Issuing Bank or any other Lender or any other Issuing Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, the Note or Notes held by it and the other documents executed in connection herewith.

          (c) As of the Effective Date, (i) each Lender and each Issuing Bank shall be a party to this Agreement and, to the extent provided herein, have the rights and obligations of a Lender hereunder and (ii) each Existing Lender and each Existing Issuing Bank shall, to the extent provided herein, relinquish its rights and be released from its obligations under this Agreement as to any assignment effected herein.

          (d) From and after the Effective Date, the Administrative Agent shall make all payments under this Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Lenders and Issuing Banks hereunder.

          (e) On or before the Effective Date, the Borrower shall have paid all accrued interest, fees and other amounts payable and owing to the Existing Lenders, the Existing Issuing Banks, the Co-Agents and the Administrative Agent as of the Effective Date in connection with the Existing Credit Agreement. Without prejudice to the survival of any other agreement of the Borrower or the Guarantor under the Existing Credit Agreement, all amounts that would be payable under Sections 2.09, 2.11 and 9.04 of the Existing Credit Agreement shall be payable under this Agreement to the extent that such amounts have not been paid as of the Effective Date.

          (f) As of the Effective Date, (i) the Existing Credit Agreement is amended and restated in full as set forth in this Agreement, (ii) the Existing Commitments are terminated, (iii) the Notes (as defined in the Existing Credit Agreement) are cancelled and replaced by the Notes and (iv) all obligations which, by the terms of the Existing Credit Agreement, are evidenced by the Notes (as defined in the Existing Credit Agreement) are evidenced by the Notes.

          SECTION 9.13. Waiver of Jury Trial. Each of the Borrower, the Guarantor, the Administrative Agent, the Co-Agents and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the transactions contemplated thereby, the Advances or the actions of the Administrative Agent, any Co-Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                 IMC GLOBAL OPERATIONS INC., as
                                   Borrower


                                 By:                   Peter Hong
                                    Title: Vice President & Treasurer

                                 IMC GLOBAL INC.,
                                   as Guarantor


                                 By:                   Peter Hong
                                    Title: Vice President & Treasurer

                                 CITIBANK, N.A., as
                                   Administrative Agent,
                                   Co-Agent and Swing Line Bank


                                 By:          Michael Mandracchia
                                    Title: Attorney-In-Fact

                                 COOPERATIEVE CENTRALE
                                 RAIFFEISEN-BOERENLEENBANK
                                 B.A., as Co-Agent


                                 By:          Stephen W. Phillips
                                    Title: Vice President

                                 By:                    Ian Reece
                                    Title: Vice President & Manager

                                 NATIONSBANK OF
                                 NORTH CAROLINA, N.A.
                                   as Co-Agent


                                 By:            Stephen K. Foutch
                                    Title: Vice President


                             Banks


                                 CITIBANK, N.A.


                                 By:          Michael Mandracchia
                                    Title: Attorney-In-Fact

                                 COOPERATIEVE CENTRALE
                                 RAIFFEISEN-BOERENLEENBANK
                                 B.A.


                                 By:          Stephen W. Phillips
                                    Title: Vice President

                                 NATIONSBANK OF
                                 NORTH CAROLINA, N.A.


                                 By:            Stephen K. Foutch
                                    Title: Vice President

                                 ARAB BANKING CORPORATION


                                 By:            Grant E. McDonald
                                    Title: Vice President

                                 MORGAN GUARANTY TRUST COMPANY
                                    OF NEW YORK


                                 By:               Charles H. King
                                    Title: Vice President

                                 THE FUJI BANK, LIMITED


                                 By:                 Shigeo Akutsu
                                    Title: Joint General Manager

                                 THE NORTHERN TRUST COMPANY


                                 By:            Michelle M. Teteak
                                    Title: Vice President